EXHIBIT 5.1

TroyGould PC
1801 Century Park East
16th Floor
Los Angeles, California 90067
Telephone: (310) 553-4441
Facsimile: (310) 201-4746
www.troygould.com

June 13, 2008

Tix Corporation
12001 Ventura Place, Suite 340
Studio City, California 91604

Re:	Tix Corporation Registration Statement Under the
Securities Act of 1933, as amended, on Form S-8

Dear Ladies and Gentlemen:

As counsel to Tix Corporation, a Delaware corporation (the “Company”), we are rendering this option in connection with the registration under the Securities Act of 1933, as amended, by the Company of 1,060,000 shares of Common Stock, par value $.08 per share (collectively, the “Shares”), on Form S-8 (the "Registration Statement") for issuance under either of (i) the 2004 Stock Option Plan of Tix Corporation (the “2004 Plan”), or the 2004 Director Stock Option Plan of Tix Corporation (the “Directors Plan, and together with the Directors Plan, the “Plans”).

In connection with the opinions expressed herein, we have made such examination of matters of law and fact as we considered appropriate or advisable for purposes hereof. We have examined and relied on originals or copies of all such corporate records, documents, agreements and instruments relating to the Company and the Plans, and certificates of public officials and of representatives of the Company. We have assumed for the purposes of this opinion letter the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the records, documents, agreements and instruments submitted to us as originals, the conformity to the original of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

We are admitted to the bar of the State of California only. In rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Delaware as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Delaware. We express no opinion as to the laws of any other jurisdiction or of the United States of America, and we assume no responsibility as to the applicability thereto or effect thereon.

Based upon our examination and subject to the limitations, assumptions and qualifications herein provided, we are of the opinion that (i) the Shares are duly authorized and (ii) upon the sale and issuance thereof in compliance with the Plans, the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of the foregoing opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission.

Very truly yours, /s/ TroyGould PC TroyGould PC